Exhibit 4.3

CONTRACT FOR COUNTER-GUARANTEE MORTGAGE

(LEGAL PERSON)

HEILONGJIANG PROVINCE AGRICULTURE CREDIT-GUARANTEE CO., LTD.

Notices to clients:

To protect your interest, please pay attention to the following matters before you sign this Contract:

1.              You’ve read all terms of the Primary Contract and this Contract and understand the meaning thereof;

2.              You’ve become aware of the business scope and authorizations of our Company, and confirm that you fully know such information regarding the Borrower’s assets, debts, business and credit, and whether the Borrower has the capability and authorization to sign the Primary Contract;

3.              You’re reminded of paying special attention to the provisions of Clauses 1, 3, 5, 6, 8, 10, 12 and 15, which may affect your rights and obligations;

4.              You ensure that the certificates and materials which have been submitted are true, legal and valid;

5.              You’ve become aware of your rights, obligations as well as the legal liabilities which must be assumed;

6.              Please orderly fill in the contents required with a pen, brush pen or felt-tip pen.

I’ve read all aforesaid notices to clients and know all contents thereof.

Party A: Heilongjiang Province Agriculture Credit-guarantee Co., Ltd.

Domicile: No. 609 Shimao Avenue, Songbei District, Harbin

Legal Representative (Principal): Tan Zhiqiang

Party B: Daqing Borun Biotechnology Co., Ltd.

Domicile: Jubao Village, Zhusan Township, Datong District, Daqing, Heilongjiang Province

Legal Representative (Principal): Wang Jinmiao

Whereas Daqing Borun Biotechnology Co., Ltd. (hereinafter referred to as the Borrower) has applied to Daqing Rural Commercial Bank Co., Ltd., Datong Sub-branch (hereinafter referred to as the Lender) for loan and has executed with the Lender a Contract for Working Capital Loan, No. 520011609200056 (hereinafter referred to as the Loan Contract). Party A has accepted the engagement by the Borrower to provide guarantee for such loan, and executed with the Lender a Contract for Guarantee, No. 520011609200056 (hereinafter referred to as the Guarantee Contract) to assume the liabilities for the joint and several guarantee, and executed with the Borrower a Contract for Engagement of Guarantee, No. 00DB16027/1-01 (the Guarantee Contract and Contract for Engagement of Guarantee are hereinafter collectively referred to as the Primary Contract). To protect the legal interests of Party A, Party B agrees to provide the counter-guarantee in favor of Party A for the account of the Borrower. Pursuant to the applicable laws and regulations and through the full consultation, Party A and Party B hereby agree upon as follows for joint performance:

Clause 1 Mortgaged Properties

(1)         Party B creates mortgage on the properties listed in the schedule hereto “List of Mortgaged Properties”.

(2)         The items newly added to the Mortgaged Properties as a result of adhesion, mixture, processing and etc. shall also be used to mortgage the creditor’s rights of Party A unless otherwise agreed by Party A and Party B or required by the law; Party B shall cooperate if it’s necessary to conduct any procedure for registration.

(3)         If the List of Mortgaged Properties does not clearly define the Mortgaged Properties or the properties accepted by Party A to be mortgaged are different from the record in the List of Mortgaged Properties, then the properties accepted by Party A to be mortgaged shall be deemed as the Mortgaged Properties hereunder.

(4)         The “value of properties” as recorded in the List of Mortgaged Properties shall not be taken as the basis for determination of the “amount of guaranteed creditor’s rights”. If there is any discrepancy between the amount defined herein and the “amount of guaranteed creditor’s rights” filled in the documentation of application for registration of mortgage based on the “value of properties” as per the requirement of the registration authority of mortgage or the “amount of creditor’s rights”/ “amount of guarantee” recorded by the registration authority of mortgage on the other rights certificate based on the “value of properties”, the amount defined herein shall prevail.

(5)         The fruits accrued on the Mortgaged Properties may be received by Party A as a part of the Mortgaged Properties for guaranteeing Party A’s creditor’s rights, provided that such fruits shall be firstly used to pay the costs arising from receipt of such fruits.

Clause 2 Scope of Mortgage

All amounts for which Party A provides guarantee for the account of the Borrower under the Primary Contract (including but not limited to the principal and interests of loan, liquidated damages and indemnity under the Primary Contract), the costs incurred by Party A for realizing its creditor’s rights and guaranteed rights (including but not limited to the costs of insurance, notarization, authentication, auction, litigation or arbitration, delivery, enforcement, lawyers service and traveling), and the losses and other costs payable incurred by Party A as a result of any breach of the Borrower.

Clause 3 Undertakings of Party B

(1)         Party B shall have the full ownership of or right to dispose of the Mortgaged Properties provided by it and be obligated to furnish Party A with such original documents as all legal documents, documents for evidencing the titles and financial vouchers relevant to the Mortgaged Properties, on which there is no other rights, attachments or other dispute existing. If there is any lease of the Mortgaged Properties prior to the signature of this Contract, Party A shall be accurately informed of and provided with the contract for such lease.

(2)         During the Mortgage, Party B shall neither create any other mortgage on, nor lease out, transfer, donate or permit other person to use or otherwise dispose of the mortgaged Properties without any consent.

(3)         Party B has made full and reasonable explanations for the defects in the Mortgaged Properties hereunder.

(4)         The creation by Party B of the mortgage has been approved by the joint owners of the mortgaged Properties or the organ of the company having the power to make decisions, and the procedures are consistent with the provisions of the articles of association of the company.

(5)         In the event that the value of the Mortgaged Properties has been reduced or may be reduced and therefore affecting the realization of Party A’s creditor’s rights, Party B shall provide new guarantee as per the requirement of Party A.

(6)         Party B’s liabilities for guarantee hereunder shall not be relieved, and Party A may directly require Party B to bear the liabilities for guarantee within the scope of guarantee pursuant to the provisions hereof without objection of Party B, whether or not there is other counter-guarantee for the creditor’s rights held by Party A against the Borrower under the Primary Contract, or whether or not such other counter-guarantee is provided by the Borrower itself.

Clause 4 Registration of Mortgage

(1)         If the registration of mortgage shall be conducted as required by the laws, regulations or agreed by the parties, Party A and Party B shall conduct such registration with the legal registration authority at the expense of Party B within 15 days from the date hereof.

(2)         If there is any change to the items registered, for which the registration of modification shall be conducted by law, Party A and Party B shall conduct such registration of modification with the original registration authority of mortgage at the expense of Party B within 10 days from the date when such change occurs to the registered items .

(3)         The originals of other right certificates, registration documents of mortgage and other relevant certificates of rights shall be under the custody of Party A, and Party A shall cooperate with Party B for conducting the procedures for registration of mortgage.

Clause 5 Insurance of Mortgaged Properties

(1)         Party B shall, at its own expense, conduct the insurance of the Mortgaged Properties covering such risks, terms and amounts as designated by Party A pursuant to the applicable law within 15 days after the signature of this Contract.

(2)         The policies of such insurance shall be consistent with the requirements of Party A and shall not contain any limited conditions impairing the interests of Party A. The policies shall specially indicate that: Party A has priority in compensation (the first beneficiary); any change to the policies shall obtain the writing consent of Party A; and the insurer shall directly transfer the insurance proceeds to the account designated by Party A in case of an insured event. If the Mortgaged Properties have been insured, but the policies do not indicate the aforesaid contents, the corresponding indication or modification shall be made to such policies.

(3)         Party B shall ensure that the insurance is continuously valid and shall not cause the insurance to be interrupted, canceled or invalidated for any reason, or cause the insurer to be relieved from the liabilities for indemnity, or change the policies without Party A’s consent. If the creditor’s rights guaranteed by Party B have not been paid off when the insurance expires, Party B shall renew and accordingly extend the insurance.

(4)         Party B shall deliver the originals of the policies of the Mortgaged Properties to Party A within 15 business days from the date hereof (as to the renewal of the insurance of the Mortgaged Properties, the date when such renewal shall be completed), and reserve with Party A such documents as necessary for the insurance claim or assignment of insurance interests.

(5)         Party A shall be entitled to dispose of the insurance proceeds from the Mortgaged Properties and Party B shall assist in conducting the procedures related thereto.

Clause 6 Management of Mortgaged Properties

(1)         During the period of mortgage, Party B shall continue to take care of and use and concurrently be responsible for the maintenance of the Motgaged Properties at its own expense. Party A shall be entitled to at any time supervise and inspect the Mortgaged Properties under the custody and use of Party B, and Party B shall give assistance.

(2)         During the period of mortgage, Party B shall be obligated to ensure that the Mortgaged Properties are in sound conditions, and shall promptly take measures to prevent the expansion of loss and timely notify Party A in case of any damage or loss to the Mortgaged Properties.

(3)         During the period of mortgage, Party A may require Party B to cease its act which would devalue the Mortgaged Properties. Party A may require the recovery of the value of the Mortgaged Properties or the provision of guarantee in an amount corresponding to the reduced value in case of any devaluation of the Mortgaged Properties. Party A may realize its rights to the mortgage in advance or require the Borrower to pay off debts in advance, if Party B neither recovers the value of the Mortgaged Properties nor provides the guarantee.

Clause 7 Prevention of the Third Parties

(1)         Party B shall, if required by Party A, provide new guarantee consistent with the requirement of Party A, should the Mortgaged Properties be expropriated, requisitioned, forfeited or taken back without compensation, or the Mortgaged Properties be attached, frozen, seized, supervised, taken under lien, sold at auction, deforced, damaged or otherwise disposed of by third parties.

(2)         In case of any of the foregoing circumstances, Party A may have priority to be paid with the insurance proceeds, indemnity or compensation available. Such insurance proceeds, indemnity or compensation may be drawn, if the term for the performance of the guaranteed debts does not expire. The part of the Mortgaged Properties remained after any of the foregoing circumstances shall still be under the mortgage for the counter-guaranteed debts.

Clause 8 Realization of Rights to Mortgage

(1)         Party A may take priority in compensation by the evaluation of the Mortgaged Properties in terms of money or with the proceeds from the auction or sale off of the Mortgaged Properties upon an agreement with Party B, if the Borrower fails to pay off its due debts .

(2)         Party A may reach an agreement with Party B in advance for the evaluation of the Mortgaged Properties in terms of money, or request for the compulsory enforcement of the Mortgaged Properties to protect Party A’s interests by the drawing of the proceeds from the auction or sale off of the Mortgaged Properties, if the Borrower breaches the Loan Contract or the Contract for Engagement of Guarantee, or Party B breaches the provisions hereof.

(3)         The res accessoria attached to the Mortgaged Properties or the fruits accrued during the period of mortgage shall be sold at auction or sold off together with the Mortgaged Properties, and Party A shall take priority in compensation with the proceeds therefrom.

(4)         The proceeds from the disposal by Party A of the Mortgaged Properties, after the costs arising from the auction or sale off (including but not limited to the fees of custody, evaluation, auction and transfer of title, and taxes) have been paid therefrom, shall be firstly used to pay off the debts under the Primary Contract and the remainder will be refunded to Party B.

(5)         The value of Mortgaged Properties recorded in the List of Mortgaged Properties or agreed on by the parties (hereinafter referred to as the “Provisionally-determined Value”) shall not mean the final value of Mortgaged Properties, which shall be the amount of the proceeds from the disposal by Party A of the Mortgaged Properties net of all taxes.

If the Mortgaged Properties are used to compensate for the creditor’s rights of Party A, the aforesaid Provisionally-determined Value shall not be adopted as the basis for the compensation for the creditor’s rights of Party A, and the value of Mortgaged Properties then shall be determined by an agreement of Party A and Party B or a fair evaluation by law.

(6)         Party B’s liabilities for guarantee hereunder shall not be relieved, and Party A may directly require Party B to bear the liabilities for guarantee within the scope of guarantee pursuant to the provisions hereof without objection of Party B, whether or not there is other guarantee for the creditor’s rights of Party A under the Primary Contract (including but not limited to such methods of security as guarantee, pledge, letter of guarantee and stand-by letter of credit), or whenever such other guarantee is created, or whether or not such other guarantee is valid, or whether or not Party A asserts any claim against any other guarantor, or whether or not there is any third party agreeing to assume all or a part of the debts under the primary contract, or whether or not such other guarantee is provided by the Borrower itself.

Clause 8 Release of Mortgage

(1)         The mortgage shall be released upon the Borrower paying off the loan and interest or the debts owed by the Borrower to the creditor being terminated due to other reasons.

(2)         The mortgage shall be released if the Guarantee Contract produced by Party A to the bank is invalid or terminated due to a reason attributable to the parties to the Loan Contract and Party A is not required to assume any liability for guarantee and indemnity.

(3)         The mortgage shall be released upon the realization of the rights to mortgage.

(4)         The mortgage shall be released between Party A and Party B if Party A legally assigns the rights to mortgage to a third party upon the consent of Party B.

(5)         Party A shall cooperate with Party B for conducting the deregistration with the original registration authority upon the release of the mortgage.

Clause 10 Liabilities for Breach

If breaching the provisions hereof, Party B shall, in addition to the liabilities for guarantee as set forth herein, pay Party A the liquidated damages amounting to 20% of the aggregate amount of the principal of the loan guaranteed under the Guarantee Contract, and if such liquidated damages are not sufficient to make up the actual loss of Party A, shall indemnify the actual loss.

Clause 11 Dispute Settlement

Any dispute arising from the performance of this Contract between Party A and Party B will be settled through the consultation of the parties; and if failing, either party may:

☒ bring a lawsuit or request for compulsory enforcement to the people’s court where Party A is located.

☐ request  Arbitration Commission for arbitration.

Clause 12 Effectiveness and Notarization of the Contract

This Contract will become effective upon being signed by and affixed to the official seals of Party A and Party B. This Contract will be notarized by the notary department designated by Party A at the expense of Party B, and Party B agrees that this Contract may be compulsorily enforced upon such notarization. Party B shall voluntarily accept the attachment and compulsory enforcement by the court, if breaching this Contract.

Clause 13 Notices and Service

The contact addresses and liaison methods of Party A and Party B are listed as follows:

Party A:

Contact Person: Li Wenchong

Correspondence Address: No. 609 Shimao Avenue, Songbei District, Harbin

Post Code: 150000            Email Address: 32141995@qq.com

Fax: 0451-58592960           Telephone: 15804609816

Party B:

Contact Person: Wang Jinmiao

Correspondence Address: Jubao Village, Zhusan Township, Datong District, Daqing, Heilongjiang Province

Post Code: 163515            Email Address: borunshiye@126.com

Fax: 0459-6989708            Telephone: 13806477901

(1)         If a party changes its correspondence address or liaison method, it shall notify the other party in writing within 15 days after such change.

(2)         The party making such change (hereinafter referred to as the “Changing Party”) shall be liable for the effect and loss arising from its failure to timely notify the other party of such change unless otherwise provided by the law.

(3)         Any notice hereunder shall be made in writing and addressed as per the contact method as specified in this clause. Such notice shall be deemed to have been served when the fax machine of the addressor indicates that the fax has been sent out, if sent through fax; and shall be deemed to have been delivered on the third business day after the mail has been posted, if sent by a registered mail or through express courier.

Clause 14 This Contract shall be signed in triplicate with the same legal effect, Party A, Party B and the registration authority (if any) respectively holding one.

Clause 15 Miscellaneous

(1)         Party B shall not assign any of its rights or obligations hereunder to the third party without the written consent of Party A.

(2)         Unless there is reliable and conclusive evidence to the contrary, the documents and vouchers maintained by Party A which are formed during the Borrower handles such business as the drawing and repayment of the loan and the payment of the interest, and the records and vouchers formed when Party A collects the loan shall constitute the valid and conclusive evidence for the creditor’s rights and debts hereunder. Party B may not make objections only for the cause that such records, documents and vouchers are maintained by Party A unilaterally.

(3)         Party A and the Borrower and Lender may make any amendment to the Primary Contract without the consent of Party B, except for those aggravating Party B’s liabilities.

(4)         As a schedule attached hereto, the List of Mortgaged Properties shall have the same legal effect as this Contract.

(5)         More other provisions:

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(This page bears no text and is only for the signatures of the Contract for Counter-guarantee Mortgage No.: 00DB16027/1-02)

Party A (Official Seal):

Heilongjiang Province Agriculture Credit-guarantee Co., Ltd.

Legal Representative / Principal (Seal / Signature):

(Authorized Agent)

Signed on: September 22nd, 2016

Party B (Official Seal):

Daqing Borun Biotechnology Co., Ltd.

Legal Representative / Principal (Seal /Signature):

(Authorized Agent)

Signed on: September 22nd, 2016

List of Mortgaged Properties

This list is an attachment to the Contract for Counter-guarantee Mortgage No.: 00DB16027/1-02

							Book Value	Mortgaged
	Description of						(ten	Value (ten
	Mortgaged	No. of Title					thousand	thousand
Serial No.	Properties	Certificate	Location	Usage	Unit	Area	Yuan)	Yuan)	Remarks
1	Ownership of Housing	Qing Fang Quan Zheng Datong District Zi No. NA352402	Jubao Village, Zhusan Township, Datong District, Daqing	Industrial factory	Square meter	2106.08	473.87	331.709
2	Ownership of Housing	Qing Fang Quan Zheng Datong District Zi No. NA352411	Jubao Village, Zhusan Township, Datong District, Daqing	Industrial factory	Square meter	1771.35	409.36	286.552
3	Ownership of Housing	Qing Fang Quan Zheng Datong District Zi No. NA376587	Jubao Village, Zhusan Township, Datong District, Daqing	Industrial factory	Square meter	1077.07	248.91	174.237
4	Ownership of Housing	Qing Fang Quan Zheng Datong District Zi No. NA376588	Jubao Village, Zhusan Township, Datong District, Daqing	Industrial factory	Square meter	254.04	55.61	38.927
5	Ownership of Housing	Qing Fang Quan Zheng Datong District Zi No. NA376591	Jubao Village, Zhusan Township, Datong District, Daqing	Industrial factory	Square meter	958.01	209.71	146.797
6	Ownership of Housing	Qing Fang Quan Zheng Datong District Zi No. NA376595	Jubao Village, Zhusan Township, Datong District, Daqing	Industrial factory	Square meter	1415.14	318.41	222.887
7	Ownership of Housing	Qing Fang Quan Zheng Datong District Zi No. NA376606	Jubao Village, Zhusan Township, Datong District, Daqing	Industrial factory	Square meter	391.03	85.6	59.92
8	Ownership of Housing	Qing Fang Quan Zheng Datong District Zi No. NA539714	Jubao Village, Zhusan Township, Datong District, Daqing	Industrial factory	Square meter	10432.89	1374.43	962.099
9	Ownership of Housing	Qing Fang Quan Zheng Datong District Zi No. NA352401	Jubao Village, Zhusan Township, Datong District, Daqing	Industrial factory	Square meter	2769.35	695.1	486.47
10	Ownership of Housing	Qing Fang Quan Zheng Datong District Zi No. NA352405	Jubao Village, Zhusan Township, Datong District, Daqing	Industrial factory	Square meter	3694.99	927.44	649.208
11	Ownership of Housing	Qing Fang Quan Zheng Datong District Zi No. NA352413	Jubao Village, Zhusan Township, Datong District, Daqing	Industrial factory	Square meter	4281.48	1074.65	752.255
In total					29151.43	5873.09	4111.161

Serial No.	Description of Hypothecated Properties	No. of Title Certificate	Location	Type of Right to Use	Unit	Area	Book Value (ten thousand Yuan)	Mortgaged Value (ten thousand Yuan)	Remarks
1	Right to use land	Da Qing Guo Yong 2009 No. 06-32617	Jubao Village, Zhusan Township, Datong District, Daqing	Industrial land	Square meter	18404.6	230	161
2	Right to use land	Da Qing Guo Yong 2009 No. 06-01244	Jubao Village, Zhusan Township, Datong District, Daqing	Industrial land	Square meter	61432.8	896.91	627.839
In total						79837.4	1126.91	788.839
Aggregate						108988.83	7000	4900

Pledgee (Official Seal):	Pledgor (Official Seal):

Heilongjiang Province Agriculture Credit-guarantee Co., Ltd.	Daqing Borun Biotechnology Co., Ltd.

Date: September 22nd, 2016	Date: September 22nd, 2016

Notes:

1.              If any part of the description of a mortgaged property is omitted or is not complete or accurate, but such mortgaged property may be referred to on the basis of other part thereof not omitted or the complete and accurate description, then the mortgage validity of such mortgaged property shall not be affected.

2.              The determination on the value of mortgaged properties in this list shall neither be adopted as the basis for valuation when the mortgaged properties are disposed of, nor constitute the restriction on the pledge’s exercising its rights to mortgage. The final value of mortgaged properties shall be the value when the rights to mortgage are realized.